Exhibit 99.1

FSK Announces Earnings Release and Conference Call Schedule for Second Quarter 2023

PHILADELPHIA AND NEW YORK – July 12, 2023 – FS KKR Capital Corp. (NYSE: FSK) announced today plans to release its second quarter 2023 results after the close of trading on the New York Stock Exchange on Monday, August 7, 2023.

FSK will host a conference call at 9:00 a.m. (Eastern Time) on Tuesday, August 8, 2023, to discuss its second quarter 2023 results. All interested parties are welcome to participate and can access the live conference call by registering using the following URL: https://register.vevent.com/register/BI181855a63150497e8b9756d7f66eaa34.

Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Once registered, they will receive the dial-in numbers and their unique PIN number. When they dial in, they will input their PIN and be placed into the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSK’s website, under Presentations after the market close on Monday, August 7, 2023.

A replay of the call will be available beginning shortly after the end of the call by visiting the Investor Relations section of FSK’s website, under Events or by using the following URL: https://edge.media-server.com/mmc/p/6f3eyz2s.

About FS KKR Capital Corp.

FSK is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to FSK.

FS Investments is a global alternative asset manager dedicated to delivering superior performance and innovative investment and capital solutions. The firm manages over $75 billion in assets for a wide range of clients, including institutional investors, financial professionals and individual investors. FS Investments provides access to a broad suite of alternative asset classes and strategies through its best-in-class investment teams and partners. With its diversified platform and flexible capital solutions, the firm is a valued partner to general partners, asset owners and portfolio companies. FS Investments is grounded in its high-performance culture and guided by its commitment to building value for its clients, investing in its colleagues and giving back to its communities. The firm has more than 500 employees across offices in the U.S., Europe and Asia and is headquartered in Philadelphia.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contact Information:

Investor Relations Contact
Robert Paun
robert.paun@fsinvestments.com

Media (FS Investments)
Melanie Hemmert
media@fsinvestments.com